EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-l(k)(l) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Spark Therapeutics, Inc.

Date: February 5, 2015

THE CHILDREN’S HOSPITAL OF PHILADELPHIA FOUNDATION

By:	/s/ Steven Altschuler, MD
Steven Altschuler, MD
Chief Executive Officer

/s/ Steven Altschuler, MD
Steven Altschuler, MD